EXHIBIT (10-10)
Short Term Achievement Reward Program
The Short Term Achievement Reward (“STAR”) Program is The Procter & Gamble Company’s (the “Company” or “P&G”) annual incentive program designed to support outstanding business results of the Company and its subsidiaries. Awards are made pursuant to the authority delegated by the Board of Directors to the Compensation & Leadership Development Committee (the “Committee”) for awarding additional remuneration and the 2001 Stock and Incentive Compensation Plan and/or the 2004 Gillette Long Term Incentive Plan.
I. ELIGIBILITY
Eligibility is based on job level and the requirement of working at least four weeks during the fiscal year. STAR participants who do not work a full schedule (leaves of absence, disability, and less-than-full time schedules) in the fiscal year in which the award is payable may have awards pro-rated.
II. CALCULATION
The individual STAR Award Calculation is: (STAR Target) x (Business Unit Performance Factor) x (Corporate Adjustment Factor) x (Gillette Factor)
•	The STAR Target for each participant is calculated as: (Base Salary) x (STAR Target percent)
Base Salary as of the end of June is used to calculate the STAR award. If a participant’s level changes, the highest band level and salary during the fiscal year is used to determine the STAR Target.
The STAR Target Percent is dependent on job level in the organization and will fall between 8% and 170%.

Job Band	STAR Target as % of Base
Band 3	8%
Band 4 - Associate Director	15%
Band 5 - Director	25%
Band 6 - Vice President	45%
Band 7 - President	70%
Band 7 - Group Presidents and Function Heads	75%
Band 8 – Vice Chair	90%
Band 9 – President GBU’s, COO, CFO	115%
Band 10 - CEO	170%
An individual’s STAR target may vary from the Job Band target identified above in certain limited circumstances, including but not limited to, organizationally driven band reductions or certain corporate actions that result in specific employment obligations.
•	The Business Unit Performance Factor is assigned to each STAR business unit as a measure of success for the fiscal year. The factors range from 53% to 167% with the target at 100%. A STAR Committee, comprised of a small number of senior executives (who do not determine their own awards), conducts a retrospective assessment of the performance of each business unit according to one or more of the following measures and makes a recommendation to the Compensation & Leadership Development

Committee: Operating Total Shareholder Return, Key Competitor Comparison, After Tax Profit, Operating Cash Flow, Value Share, Volume, Net Outside Sales, Value Contribution, Organization Head Self Assessment, and Cross Organization Assessment. There may also be other factors significantly affecting unit results positively or negatively.
•	The Corporate Adjustment Factor measures the total Company success and ranges from 80% to 130%, with a 100% target. The same Corporate Adjustment Factor is applied to all STAR award calculations. It is determined by a matrix that measures P&G’s market total shareholder return (“TSR”) ranking for the fiscal year relative to a competitive peer group and diluted earnings per share (“EPS”) growth for the fiscal year.
The Committee may add additional factors with clear performance metrics (such as the Gillette factor described below) for supporting business needs.
•	The Gillette Factor is derived from a review and recommendation by the STAR Committee based on the results of the success of the Gillette integration. The factor ranges from 80% to 130% with 100% as the target. The same Gillette Factor will apply to all STAR award calculations. It will be determined by assessing performance during the fiscal year on various metrics including: sustaining the overall health of both the P&G and Gillette businesses during this period (based on market share and earnings progress); achieving sales, research and administrative budget and synergy objectives; meeting enrollment targets; and staying within integration cost and restructuring estimates. The Gillette Factor was applied starting with the results of fiscal year 2005/06 and will remain a factor as long as applicable.
The STAR Committee makes recommendations to the Compensation & Leadership Development Committee regarding the performance factor percentages to be applied to all STAR awards (except those for the STAR Committee). The final award amounts for the principal officers are approved by the Compensation & Leadership Development Committee. Pursuant to a delegation from that Committee, awards for other employees are approved by the Chief Executive. STAR Awards for members of the Star Committee are determined exclusively by the Committee without any recommendation from the STAR Committee.
III. TIMING AND FORM
STAR awards are determined after the close of the fiscal year and are paid on or about September 15. The award form choices and relevant considerations are explained in payment preference materials generally in the form of Appendix 1. Participants receive written notice of their award detailing the calculation, generally in the form of Appendix 2. The grant letters are generally in the form of Appendix 3.
Generally, STAR awards are paid in cash. However, before the end of the calendar year preceding the year of the award date, participants on record can choose their upcoming award in forms other than cash, such as stock options, local deferral programs in some countries, or restricted stock units or deferred compensation, (for participants also in the Business Growth Program), depending on local regulations. To pay a STAR award in stock options, the Company compares current cash value to stock option value with a conversion factor that is reviewed annually. Any STAR award paid in stock options, restricted stock units or other equity shall be awarded pursuant to this program and the terms and conditions of the 2001 Stock and Incentive Compensation Plan, the 2004 Gillette Long Term Incentive Plan or any successor stock plan approved in accordance with applicable listing standards, as they may be revised from time to time.

IV. SEPARATION FROM THE COMPANY
•	Retirement, Death or Special Separation with a Separation Package: If participant worked at least 4 weeks, award is pro-rated based on the number of weeks worked in the fiscal year for which the award is payable, divided by 52.
•	Voluntary Resignation or Termination for cause: Separating employees must be active as of June 30 (the close of the fiscal year for which the award is payable) to receive an award.
Eligible participants who have left the Company will receive a cash payment (equity such as stock options and RSUs can be issued to active employees only) on the same timing as STAR awards or as soon thereafter as possible.
V. CHANGE IN CONTROL
Notwithstanding the foregoing, if there is a Change in Control in any fiscal year, STAR awards will be calculated in accordance with Section II above, but each factor will be calculated for the period from the beginning of the fiscal year in which a Change in Control occurred up to and including the date of such Change in Control (“CIC Period”). “Change in Control” shall have the same meaning as defined in the 2001 Stock and Incentive Compensation Plan.
VI. GENERAL TERMS AND CONDITIONS
While any STAR award amount received by one individual for any year shall be considered as earned remuneration in addition to salary paid, it shall be understood that this plan does not give to any officer or employee any contract rights, express or implied, against any Company for any STAR award or for compensation in addition to the salary paid to him or her, or any right to question the action of the Board of Directors or the Committee.
Each award to the Chief Executive, Vice-Chairs, Group Presidents, Presidents, Global Function Heads and Senior Vice Presidents and equivalents, made pursuant to this plan, is subject to the Senior Executive Recoupment Policy adopted by the Committee in December 2006.
This program document may be amended at any time by the Committee.
2/13/07